EXHIBIT 10.24

Base Salary Summary Sheet

for the Named Executive Officers of

AK Steel Holding Corporation

The following table sets forth the 2006 base salary compensation of the Named Executive Officers of AK Steel Holding Corporation, as approved by the Company’s Board of Directors. (1)

Name and Title of Executive Officer	2006 Base Compensation
James L. Wainscott Chairman, Chief Executive Officer and President	$900,000.00
David C. Horn Sr. Vice President, General Counsel and Secretary	$515,000.00
John F. Kaloski Sr. Vice President, Operations	$435,000.00
Albert E. Ferrara, Jr. Vice President, Finance and Chief Financial Officer	$390,000.00
Douglas W. Gant Vice President, Sales and Customer Service	$330,000.00

(1)	The Named Executive Officers identified in the table were named in the Company’s Proxy Statement dated April 22, 2005 and are expected to be named in the Company’s 2006 Proxy Statement.